Exhibit 10.19.1

Amendment to Lease

THIS FIRST AMENDMENT (this “Amendment”) is made as of May 28, 2013, (“the Amendment Date”) and amends the Lease Agreement (“the Lease”) dated March 23, 2012, by and between 340 Middlefield, LLC (“Landlord”), and eHealth, Inc., a Delaware corporation (“Tenant”). All capitalized terms not defined in this Amendment shall have the meaning set forth in the Lease.

A.	WHEREAS, Landlord and Tenant desire to modify certain terms of the Lease; and

B.	WHEREAS, these modifications are made pursuant to Section 33 of the Lease which provides in pertinent part that the Lease “may be amended or modified only by a written instrument signed by Landlord and Tenant.” When signed by authorized representatives of Landlord and Tenant, this Amendment shall constitute such a written instrument.

Now, therefore, Landlord and Tenant hereby agree that the Lease is amended as follows:

1.	Environmental Disclosures. The following paragraph shall be added to the Lease as Paragraph 38 Environmental Disclosures. Section 25359.7 of the California Health and Safety Code requires landlords of non-residential real property who know, or have reasonable cause to believe, that any release of a hazardous substance has come to be located on or beneath their real property to provide written notice of such to a lessee of the real property. The Property, of which the Premises are a part, is located within the boundaries of the Middlefield-Ellis-Whisman Superfund Site Study Area (“MEW Site”). As such, hazardous substances may exist on and/or beneath the Property. The EPA is overseeing the investigation, monitoring, remediation and response actions being conducted at the MEW Site. Information concerning the MEW Site can be found by accessing the EPA’s website at:

http://yosemite.epa.gov/r9/sfund/r9sfdocw.nsf/ViewByEPAID/CAD982463812. The responsible parties for the contamination (“RPs”) have long been conducting investigations, monitoring and remediation activities at the MEW Site including, without limitation, groundwater remediation. The Building was constructed with an EPA-approved vapor intrusion barrier. Following construction, Landlord shall use reasonable efforts to cause the RPs to periodically test the Building’s indoor air, as required by EPA, to verify that the Building’s indoor air quality complies with EPA’s MEW Site cleanup levels for commercial buildings, however, Tenant acknowledges that Landlord is not a responsible party for remediation of any such hazardous substances and does not assume responsibility for the same, except as required by law. Tenant further acknowledges that the provision of this disclosure does not impose any additional legal obligations or duties on Landlord. Tenant shall cooperate and provide reasonable access to the Premises for air quality testing, inspections, mitigation and remediation, as needed. Tenant shall not initiate any communication with any governmental agencies concerning hazardous substances existing at the Premises and/or the MEW Site, without first notifying Landlord in writing of its intention to do so and allowing Landlord to (a) participate in any meetings or conference calls with the governmental agencies and (b) review in advance, and provide comments to, any proposed communications with the governmental agencies.

2.	Paragraph 3.1 of the Lease. The following shall be added after the last sentence of paragraph 3.1. Per BOMA 2010 Standards, the rentable square footage is 18,272 square feet.

3.	Monthly Base Rent. The parties hereby agree that based on the BOMA measurement of 18,272 the Monthly Base Rent for the first twelve months shall be Fifty One Thousand One Hundred Sixty One and 60/100 dollars ($51,161.60) and thereafter shall be adjusted annually as set forth in the Monthly Base Rent Section. The parties acknowledge that Advanced Rent was paid in the amount of Forty Nine Thousand Six Hundred Seventy Two and 00/100 Dollars ($49,672.00). On the Commencement Date, the Tenant shall pay the difference of One Thousand Four Hundred Eighty Nine and 60/100 Dollars ($1,489.60).

Amendment to Lease

4.	Pre-Term Access Period. The Pre-term Access Period shall commence upon the Amendment Date, subject to Tenant‘s compliance with all conditions of Paragraph 1.4. Tenant and Landlord agree and acknowledge that the Landlord Work is not Substantially Complete as of the Amendment Date. The following remains to be completed by Tenant before Substantial Completion can be achieved: 1) Elevator – installation of permanent lobby floor coverings, permanent lighting, a clear path of egress to the exterior, and minor associated items and 2) Bathroom – installation of upgraded tile selected by Tenant and the work cannot be completed until the tile arrives. 3) Decision on revision to Patio/Connecting Sidewalk and provision of such to Landlord and Devcon General, Inc. (“Devcon”). The following remains to be completed by Landlord: 1) Sitework – Exterior landscaping, grading, and paving, which has no impact on the interior work, is scheduled to be completed by the end of June 2013; 2) Patio/Connecting Sidewalk – Until Tenant makes a decision, Landlord cannot proceed. The addition of a concrete patio was incorporated into the core/shell drawings at the request of eHealth. eHealth is in the process of revising this area to possibly include a trellis. It is the parties’ goal and expectation that all of the above work will not cause Substantial Completion to occur later than August 1, 2013. Landlord represents to Tenant and Tenant agrees and acknowledges that since neither the City of Mountain View nor any other governmental authority provides a separate sign-off for the completion of the Sitework- that upon receipt by Tenant of a letter from Devcon stating that the Landlord’s Sitework is complete, Landlord’s Site-work will be deemed to have achieved Substantial Completion as of that date Since Devcon General, Inc. (“Devcon”) is the general contractor for both the Landlord Work and the Tenant Improvements, Tenant agrees that Devcon may commence the Tenant Improvements as though the Premises was in Tenant Access Condition. Notwithstanding the previous sentence, Landlord agrees that the Landlord Work shall be Substantially Completed prior to the August 1, 2013 Commencement Date set forth in Section 5 below. If the Landlord Work is not Substantially Complete prior to August 1, 2013, and there is no Tenant Delay, the Commencement Date shall be one day after Substantial Completion of the Landlord Work. If a Tenant Delay occurs prior to Substantial Completion, currently expected to be prior to August 1, 2013, and the Tenant Delay results in the Landlord’s inability to Substantially Complete the Landlord Work, Landlord shall advise Tenant of the anticipated period of delay and the increase in cost caused by such Tenant Delay (which increased cost shall be the sole responsibility of Tenant) and the parties shall mutually agree on the amount of such delay period and any cost associated therewith. In the event Landlord and Tenant cannot agree, the Landlord’s architect (the “Building Architect”) shall determine the length of the Tenant Delay and any costs associated with such Tenant Delay. Landlord and Tenant shall accept such good faith determination by the Building Architect. Any delay in the Substantial Completion of the Landlord Work caused by Tenant Delay will not result in an adjustment to the Commencement Date. For the period beginning on the Pre-Term Access Period and ending on the Commencement Date, the definition of “Tenant Delay” in section 2.1 shall apply and shall be modified to include: any delay in Landlord’s Work caused by any action of Tenant or its agents or contractors, any failure of Tenant, its agents or contractors to respond to requests of Landlord in a timely fashion or to sign documents in a timely fashion or caused by the construction of the Tenant Improvements.

5.	Commencement Date. Subject to Section 4 above, the parties agree the Commencement Date shall be August 1, 2013.

Amendment to Lease

6.	Notice. Landlord’s address for notice shall be changed to:

340 Middlefield LLC

c/o Mark Roberts

cc Nancy Johnson

3 Lagoon Drive, Ste 400

Redwood City, Ca 94065

7.	The Parties agree that, except as modified herein, all the terms and provisions of the Lease shall remain in effect. In the event of any inconsistency between the Lease and this Amendment, this Amendment shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to be effective as of the date first set forth above.

LANDLORD: 340 MIDDLEFIELD, LLC		TENANT: EHEALTH, INC., A DELAWARE CORPORATION

By:	/s/ Mark S. Roberts	By:	/s/ Stuart M. Huizinga

	Mark Roberts		Stuart M. Huizinga
	Name Printed		Name Printed

Its:	Manager	Its:	CFO

Date:	5/24/13	Date:	5/28/13